EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FNB United Corp. and Subsidiaries
Asheboro, North Carolina

We consent to the use of our reports dated March 8, 2013, with respect to our audits of the consolidated balance sheets of FNB United Corp. and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
March 29, 2013